EXHIBIT 21.1

                  SUBSIDIARIES OF MILESTONE SCIENTIFIC INC.

Princeton PMC, Inc.

Incorporated under the laws of the State of Delaware
Doing business under the name Princeton PMC, Inc.

Sagacity I, Inc.

Incorporated under the laws of the State of Delaware
Doing business under the name The Wisdom Toothbrush Co.

Spintech, Inc.

Incorporated under the laws of the State of Delaware
Doing business under the name Spintech, Inc.